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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                FEBRUARY 8, 1999


                           MONARCH DENTAL CORPORATION
             (Exact name of Registrant as specified in its charter)




         DELAWARE                     0-22835                51-0363560
(State or other jurisdiction     (Commission File          (I.R.S. Employer
    of incorporation)                Number)              Identification No.)



             4201 SPRING VALLEY ROAD, SUITE 320, DALLAS, TEXAS 75244
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                  972-702-7446



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         ITEM 5.   OTHER EVENTS.

         On February 8, 1999, Monarch Dental Corporation (the "Company") was served with a Notice and Demand for Arbitration on behalf of four limited partnerships who were among the principal stockholders of Valley Forge Dental Associates, Inc. ("Valley Forge") in the merger which closed on September 10, 1998, all of which are associated with Foster Management Company of Valley Forge, Pennsylvania (collectively, the "Former Principal Stockholders"). In the Notice and Demand for Arbitration, the Former Principal Stockholders assert claims based on alleged misrepresentations and/or non- disclosures by Monarch in connection with the Valley Forge transaction and seek damages in an amount not less than $8 million. The Company believes that these claims are without merit and intends to defend them vigorously, including seeking an award of its legal fees, costs and expenses. The Company believes that the defense of the claims could involve significant litigation-related expenses but that it will not have a material adverse effect on its financial condition or results of operations; however, there can be no assurance that this will be the case.

         The Nasdaq Stock Market, Inc. ("NASDAQ") has advised the Company that the Company will not remain eligible for continued listing on the Nasdaq National Market system ("NMS") unless its common stock demonstrates compliance with NASDAQ's $5 minimum bid price during the period ending May 5, 1999. Should the Company fail to satisfy this requirement, the Company intends to request a hearing as permitted by applicable NASDAQ procedures. In the event that NASDAQ denies continued NMS listing following such a hearing, the Company expects that it would seek listing on The Nasdaq SmallCap Market. The Company may also consider actions to preserve NMS listing, including a reverse stock split, although no assurance can be given that such actions will be effective or that NMS listing will not cease during or after the second quarter.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    February 19, 1999                      MONARCH DENTAL CORPORATION


                                                By: /S/ GARY W. CAGE
                                                    ----------------------------
                                                By:     Gary W. Cage
                                                Title:  Chief Executive Officer






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